EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Oct. 13, 2008

CONTACT:

Sears Public Relations and Communications
(847) 286-8371

Sears Holdings Names New SVP Finance as CFO-Elect

Michael D. Collins expected to become Sears Holdings Next Chief Financial Officer

HOFFMAN ESTATES, Ill. -- Sears Holdings Corporation (NASDAQ: SHLD) announced that Michael D. Collins joined the company today as senior vice president, finance. The Company expects that Mr. Collins will succeed J. Miles Reidy as Sears Holdings' chief financial officer prior to the end of the 2008 fiscal year. Mr. Reidy, who intends to step down later in the year as the Company's CFO in order to attend to a family issue, will work with Collins to facilitate an orderly transition.

Collins most recently was the Senior Vice President, Planning & Analysis, at General Electric Corporation's NBC Universal Division. Previously, he worked in a variety of finance positions in his eighteen year career at GE. Collins graduated from the University of Pennsylvania, with a BS in Economics, majoring in accounting. Collins, who is a C.P.A., began his career at Arthur Andersen & Co.

"We welcome Mike to our company," said Bruce Johnson, interim CEO and president. "We have asked him to continue to build a rigorous and analytic finance function. With our new operating model, we need to ensure that our business unit leaders have the detailed information and finance support to drive effective decision-making."

Bruce added, "We appreciate and respect Miles' decision to focus on his family. We wish him and his family well, and thank him for his contributions to our company. We will particularly miss Miles' thoughtful advice and passion for analytic clarity."

Miles Reidy said, "I consider myself to have been very fortunate to have had the opportunity to be the CFO of Sears Holdings. I am very confident that Mike Collins will continue to enhance the business acumen and financial discipline of the company."

About Sears Holdings Corporation:

Sears Holdings Corporation is the nation's fourth largest broadline retailer, with approximately $50 billion in annual revenues, and with approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands' End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The Company is the nation's largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings' website at http://www.searsholdings.com.